Exhibit 23.1

Pollard-Kelley Auditing Services, Inc.
Auditing Services	3250 West Market St, Suite 307, Fairlawn, OH 44333 330-836-2558

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RE:	Bad Toys Holdings, Inc.

Amended Form 8K/A

Ladies and Gentlemen:

We consent to the use in this Amended Form 8K/A of Bad Toys Holdings, Inc. of our report on the financial statements of Southland Health Services, Inc. dated May 26, 2006, with respect to the combined balance sheets of Southland Health Services, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related combined statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2004 and 2003.

Very truly yours,

Pollard-Kelley Auditing Services, Inc.

/S/ Pollard-Kelley Auditing Services, Inc.

Fairlawn, Ohio

September 6, 2006